News Release

Investor Contacts:

Tirth Patel

Edison Advisors

T: 646-653-7035

tpatel@edisongroup.com

MagneGas Holds Permitting Meeting with North Carolina Department of Environmental Quality, U.S. Army Corps of Engineers

Meeting Confirms Permitting Process for Securing Launch of Commercialized Sterilization of Agricultural Waste Business in N.C.

TAMPA, FL – August 20, 2018 — MagneGas Corporation (“MagneGas” or the “Company”) (NASDAQ: MNGA), a leading clean technology company in the renewable resources and environmental solutions industries, announced today that it has conducted a preliminary permitting meeting with the North Carolina Department of Environmental Quality (NCDEQ) and the U.S. Army Corps of Engineers last week. The purpose of this meeting was for the Company to gain a clear and complete understanding of the various regulatory and permitting requirements to begin scaled commercialized sterilization of agricultural waste in North Carolina. The permitting process is expected to take 8-12 months, with the goal for the Company to launch full commercial operations in the second half of 2019.

“Our meeting with the NCDEQ and the Army Corps of Engineers was not only encouraging through receiving their support of our efforts but also very valuable from the perspective of generating a clear roadmap of the necessary regulatory and operational checkmarks required of MagneGas as we advance our path to commercialized sterilization in the agricultural industry,” commented Ermanno Santilli, Chief Executive Officer of MagneGas. “Our business development team has done an excellent job navigating the regulatory process to date but this supportive guidance actually further de-risks our initiatives by offering us clear milestones to accomplish a state-wide adoption of this innovative technology. We are breaking entirely new ground in our efforts to launch one of the first fully-organic sterilization solutions for the agricultural industry.”

“We have spent months working with various federal, state and local agencies to ultimately secure this meeting and those efforts paid off because we came away with an extremely clear and concise understanding of the permitting process. Equally importantly, we are confident that our technology can complement and even augment the water conservation and environmental initiatives of the NCDEQ. This is a unique opportunity for all parties involved to achieve a highly favorable outcome that generates meaningful and lasting environmental and economic value.”

Mr. Santilli continued, “We fully recognize that now, the real work begins, and we can confidently invest the capital and resources in North Carolina to launch our first sterilization hub. We are very appreciative of the time and regulatory roadmap provided by NCDEQ and the Army Corps of Engineers. Their guidance and insight so far has been invaluable, and we look forward to working with these agencies as we advance this exciting new project.”

“Over the past year, we gained significant insight into the economics of the environmental challenges facing the hog industry in North Carolina today,” commented Scott Mahoney, Chief Financial Officer of MagneGas. “The US market for hogs is over $19 billion, and North Carolina is the second largest hog producing state in the country, with over $2 billion in annual sales and a 10 million hog population. There are over 2,300 hog farms in the state generating over 15.5 million tons of animal waste annually. This waste poses serious health risks to fresh water resources, water and air quality, and sanitary agricultural practices. This is a massive market with a serious, unmet economic and environmental problem we can address.”

Mr. Mahoney continued, “We spent the past year working closely with farmers and waste disposal companies in the most active hog farming region of the state, learning about the costs they incur in dealing with hog waste today. Based on these insights, we built an economic model that we believe can be profitable from very early on in our ramp-up stage. We now believe we can deliver a cost-effective, sustainable, and efficient solution that helps the farmers.”

About MagneGas Corporation

MagneGas Corporation (MNGA) owns a patented process that converts various renewables and liquid wastes into MagneGas® fuels. These fuels can be used as an alternative to natural gas or for metal cutting. The Company’s testing has shown that its metal cutting fuel “MagneGas2®” is faster, cleaner and more productive than other alternatives on the market. It is also cost effective and safe to use with little changeover costs. The Company currently sells MagneGas2® into the metal working market as a replacement to acetylene.

The Company also sells equipment for the sterilization of bio-contaminated liquid waste for various industrial and agricultural markets. In addition, the Company is developing a variety of ancillary uses for MagneGas® fuels utilizing its high flame temperature for co-combustion of hydrocarbon fuels and other advanced applications. For more information on MagneGas, please visit the Company’s website at http://www.MagneGas.com.

The Company distributes MagneGas2® through Independent Distributors in the U.S and through its wholly owned distributors, ESSI, Green Arc Supply, Trico Welding Supply and Complete Welding of San Diego. ESSI has 3 locations in Florida, Green Arc 2 locations in Texas and one location in Louisiana, Trico has two locations in northern California, and Complete Welding has one location in southern California. For more information on ESSI, please visit the company’s website at http://www.weldingsupplytampa.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events, including our ability to raise capital, or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.